Exhibit 10.1

[KPMG Corporate Finance LLC Letterhead]

June 3, 2009

Privileged and Confidential

Empire Resorts, Inc.
204 State Route 17B
Monticello, NY 12701

Attn:      Joseph Bernstein
Bruce Berg

Re:  Engagement of KPMG Corporate Finance

Gentlemen:

This letter confirms the terms of the agreement (the “Agreement”) by and between KPMG Corporate Finance LLC (“KPMGCF”) and Empire Resorts, Inc. (“Empire”) and its subsidiary Monticello Raceway Management Inc. (“MRMI” and collectively with Empire, the “Company”) whereby the Company, from the date of this Agreement through the end of the Engagement Period (as defined below), has retained KPMGCF as the Company’s exclusive financial advisor to raise for the Company up to $75 million in newly sourced capital (the “Transaction”) to address pending maturity and contractual issues relating to the Company’s $65 million obligation to note holders under second lien notes due July 31, 2014 (callable by individual note holders on July 2 through July 31, 2009), and the transaction costs related thereto (the “Engagement”).

The term “Transaction” shall include, with respect to new funds sourced by KPMG pursuant to this Agreement: (i) a private placement of equity securities or debt obligations of the Company and/or any affiliate or subsidiary thereof, in one or more related transactions, to one or more “Accredited Investors” (as such term is defined in Rule 501 under the Securities Act) and/or source(s) of financing, in the form of debt obligations (including term and revolving debt and credit support facilities such as letters of credit), common stock, convertible preferred stock, convertible debt securities, preferred stock, equity-linked securities, warrants, equity or equity-linked joint ventures or other equity or equity-linked arrangements (collectively, “Securities”) and/or (ii) the direct repurchase or retirement of all or a portion of the existing debt obligations of the Company.

Neither the Company nor KPMGCF will offer or sell Securities in a Transaction to any investor unless it reasonably believes at the time of any offer and sale of the Securities that each purchaser of the Securities is an “Accredited Investor” or an otherwise sophisticated investor satisfactory to the Company and KPMGCF.  Neither the Company (or any person acting on its behalf) nor KPMGCF will offer or sell the Securities by any form of general solicitation or general advertising, including the methods described in Rule 502(c) under the Securities Act.  The Company will file in a timely manner with the Securities and Exchange Commission (the “SEC”) any notices with respect to the Securities required by Rule 503 and will furnish to KPMGCF promptly thereafter a signed copy of each such notice. The Company shall have the right to accept, limit the capital commitment of, or reject any proposed purchaser of the Securities.

All communications and inquiries from prospective investors regarding a Transaction, whether directed to Company (including but not limited to its officers, agents and employees), or Company’s counsel, accountants or other professionals, shall be re-directed to KPMGCF or KPMGCF shall be given notice of same.

1.           Scope of Engagement.  KPMGCF’s representation of the Company in connection with the Engagement will include, at the reasonable request or direction of the Company and in conjunction with the Company’s legal and other advisors:

(a)         Analyzing the Company’s business and financial projections;

(b)         Evaluating the Company’s strategic and financial alternatives;

(c)         Advising the Company on strategies for negotiating with the holders of existing debt and other liabilities of the Company (the “Creditors”) and other stakeholders of the Company (including, without limitation, the Company’s suppliers, customers and employees and governmental officials, and their respective professionals) in connection with any of the services to be provided by this Agreement;

(d)         Participating in meetings or negotiations with the Creditors and other stakeholders in connection with Section 1(c);

(e)         Meeting with the Company’s Officers or Board of Directors to discuss the proposed financial restructuring;

(f)          Assisting the Company in evaluating, structuring, negotiating and implementing the terms and conditions of the proposed financial restructuring;

(g)         Preparing descriptive materials to be provided to potential parties to a Transaction;

(h)         Assisting the Company in identifying, contacting and screening potential parties to a Transaction;

(i)          Assisting the Company to prepare a due diligence data room and to coordinate the due diligence investigations of potential parties to a Transaction;

(j)          Analyzing proposals that are received from potential parties to a Transaction;

(k)         If applicable, evaluating the prospects for debtor-in-possession financing, cash collateral usage and adequate protection therefore, and the prospects for exit financing in connection with any plan of reorganization and any budgets relating thereto;

(l)          If applicable, assisting the Company in the preparation of a disclosure statement and plan of reorganization (collectively, a “Plan”) and in the confirmation of such Plan;

(m)        If applicable, providing testimony in court, on behalf of the Company, if necessary or as reasonably requested by the Company, subject to the terms of this Agreement; and

(n)         Performing such other services as may be mutually agreed upon.

2.           Additional Services.  KPMGCF’s services are limited to those specifically set forth in Section 1 or subsequently agreed upon in writing by the parties hereto, and KPMGCF shall have no obligation or responsibility to provide any other services.  Any services beyond the scope of this Agreement, including any services that the Company may request in the event of a bankruptcy proceeding, shall be subject to a written agreement and such fees as agreed to between KPMGCF and the Company.  KPMGCF is providing its services hereunder as an independent contractor, and the parties agree that this Agreement does not create an agency or fiduciary relationship between KPMGCF and the Company.

3.           Representation.  KPMGCF’s duties hereunder run solely to the Company. All financial advice, written or oral, provided by KPMGCF to the Company pursuant to this Agreement is intended solely for the use and benefit of the Company, which agrees that such advice may not be disclosed publicly (except in court pleadings, if any, to be filed by the Company in connection with the Transaction) or made available to third parties without the prior written consent of KPMGCF. At the direction of the Company’s counsel, certain communications and correspondence between KPMGCF and the Company, and work product and analyses prepared by KPMGCF for the Company in connection with this matter, will be considered to have been made in preparation for litigation over the restructuring of the Company, and accordingly will be subject to attorney-client and work-product privileges. Any non-public information provided to KPMGCF shall not be disclosed by KPMGCF without the prior written consent of the Company.

4.           Term of Agreement.  This Agreement shall commence as of the Effective Date (as defined below) and shall continue until September 30, 2009, and may be extended thereafter upon the mutual written agreement of both parties or terminated after the expiration of fourteen (14) days after either party gives written notice of termination to the other party. (the “Engagement Period”).  The provisions of Section 4 and Section 5 shall survive any termination of this Agreement to the extent such provisions relate to the payment of fees due and expenses incurred on or before the effective date of termination.  The provisions of Section 3 and Section 8 through Section 22 shall also survive any termination of this Agreement and shall remain in effect.  Additionally, if this Agreement is terminated by the Company, KPMGCF shall be entitled to payment of:  Transaction Fee (as defined below) if an agreement with respect to a Transaction is entered into, or a Transaction is announced or consummated, within twelve (12) months of the effective date of such termination with respect to (i) prospective investors sourced by KPMGCF pursuant to this Agreement who have executed a nondisclosure agreement prior to the date of termination of this Agreement relating to their interest in participating in a Transaction and who have received substantive transaction information from KPMGCF regarding such Transaction, or (ii) if Empire waives the requirement of a nondisclosure agreement and KPMGCF has provided a prospective investor sourced by KPMGCF pursuant to this Agreement with substantive transaction information regarding such transaction prior to the date of termination of this Agreement.  Empire may terminate this agreement upon written notice to KPMGCF in the event that Lorie Beers is no longer employed by KPMGCF or is no longer responsible for managing the Company’s account.

5.           Fees and Expenses.

(a)         Retainer.  An earned upon receipt and non-refundable (including, without limitation, upon the filing by the Company of a voluntary petition for relief under the Bankruptcy Code (as defined below)) retainer of $75,000 payable in cash upon the signing of this Agreement.

(b)         Monthly Fee.  An earned upon receipt monthly fee of $60,000 payable in cash on the first day of each month thereafter.

(c)         Transaction Fee.  In addition to all other payments pursuant to this Section 5, (i) immediately upon consummation of a Restructuring Transaction, the Company shall pay KPMGCF a cash fee equal to the pro rata portion of the Minimum Fee based on the percentage of the outstanding debt obligations that are modified (the “Restructuring Fee”) and (ii) immediately upon consummation of a Recapitalization Transaction, the Company shall pay KPMGCF a cash fee (the “Recapitalization Fee” and, together with the Restructuring Fee, the “Transaction Fee”) equal to the greater of (a) the Minimum Transaction Fee or (b) the sum of the following percentages of the Recapitalization Consideration (as defined below):

(i)           6.0% of any Recapitalization Consideration from $0-$10 million, plus

(ii)          3.0% of any Recapitalization Consideration between $10 million and $25 million, plus

(iii)        2.25% of any Recapitalization Consideration between $25 million and $45 million, plus

(iv)        2.0% of any Recapitalization Consideration between $45 million and $65 million, plus

(v)         1.5 % of any Recapitalization Consideration between $65 and $75 million;

;provided, however, for purposes of clarification, the Restructuring Fee and the Recapitalization Fee shall not both be applied to the same portion of the indebtedness that is restructured or refinanced.

(d)         Notwithstanding anything to the contrary in this Agreement:

(A) No Transaction Fee or Minimum Transaction Fee shall be paid to KPMGCF with respect to any refinancing or acquisition of the first mortgage credit facility of up to $10 million by the parties listed on Exhibit A attached hereto, during or after the Engagement Period; and

(B) 50% of the Transaction Fee shall be paid to KPMGCF, subject to the Minimum Transaction Fee, with respect to a Transaction with the parties listed on Exhibit B attached hereto, or their respective parent, subsidiaries, beneficial owners or other affiliates, which entities have been sourced by Empire prior to the date of this Agreement, provided the Transaction is executed on or before June 15, 2009 or 75% of the Transaction Fee shall be paid to KPMGCF, subject to the Minimum Transaction Fee, provided the Transaction is executed within the Engagement Period and closed during or after such period.

“Recapitalization Transaction” means a private or public placement of securities or debt obligations of the Company and/or any affiliate or subsidiary thereof, in one or more related transactions, to one or more investor(s) and/or source(s) of financing, in the form of debt obligations (including term and revolving debt and credit support facilities such as letters of credit), common stock, convertible preferred stock, convertible debt securities, preferred stock, equity-linked securities, warrants, equity or equity-linked joint ventures or other equity or equity-linked arrangements (collectively, “Securities”).

“Restructuring Transaction” means any modification to the existing debt obligations including without limitation, the direct or indirect repurchase of all or a portion of the existing debt obligations of the Company, modification of the terms of the existing debt obligations, or the exchange of the existing debt obligations for new debt obligations or debt or equity securities or any combination thereof.

“Recapitalization Consideration” means:

(A)           The total consideration for the Securities sold which is received, directly or indirectly, by the Company, including the assumption or extinguishment of indebtedness, the issuance of guarantees and contingent payment obligations; and

(B)           Any amounts paid into escrow and amounts payable in the future whether or not subject to any contingency.

(e)          “Minimum Transaction Fee” shall mean a minimum cash fee equal to $500,000 payable to KPMGCF contemporaneously upon the consummation of a Transaction provided, that the Company shall be obligated to pay the Minimum Transaction Fee only once. Only the Minimum Transaction Fee shall be paid to KPMGCF in the event of a settlement with existing holders of the Company’s second lien notes.  When calculating the Minimum Transaction Fee, the Company will not be credited with the Retainer or Monthly Fees paid to KPMG up to the date of closing of the Transaction.

(f)          Expense Reimbursement.  In addition to all other payments pursuant to this Section 5, the Company shall reimburse KPMGCF for all reasonable out-of-pocket expenses incurred in connection with the services to be provided under this Agreement, promptly as billed.  Out-of-pocket expenses shall include, but not be limited to, all reasonable travel expenses, expenses incurred in connection with background screening, computer and research charges, attorney fees incurred in connection with the documentation of this Agreement and obtaining Bankruptcy Court approval hereof, messenger services and long-distance telephone and cellular calls incurred by KPMGCF in connection with the services to be provided to the Company.  Payment of all fees and reimbursed out-of-pocket expenses shall be made in care of KPMG Corporate Finance LLC, Attention: Rebecca McGinley, per the following wire transfer instructions:

Wire Transfer Instructions:

BB&T
200 E Pratt Street, Ste 2051
Baltimore, MD 21202-6103

ABA #055003308
Account #0005156267076

6.           Confidential Information.  In connection with KPMGCF’s engagement, the Company will furnish KPMGCF with all information that KPMGCF reasonably requests and will provide KPMGCF with access to the Company’s officers, directors, accountants, counsel and other advisors, and will otherwise cooperate with KPMGCF in all phases of its financial advisory services.  The Company recognizes and confirms that in rendering services hereunder, KPMGCF will be using and relying on, and assuming the accuracy of, without any independent verification, data, material and other information (collectively, the “Information”) furnished to KPMGCF by or on behalf of the Company or other third parties (including their agents, counsel, employees and representatives).  The Information will be, to the Company’s best knowledge, accurate and complete in all material respects at the time it is provided, and the Company hereby agrees to correct any Information so provided to KPMGCF if it subsequently becomes aware that any such Information was or has become inaccurate or misleading in any respect.  The Company understands that KPMGCF will not be responsible for independently verifying the accuracy of the Information and shall not be liable for inaccuracies in any such Information.  The Company will assure that all Information supplied to KPMGCF by or on behalf of the Company will, as of its respective dates, be accurate and complete in all material respects.

7.           Choice of Law; Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principles of conflict of laws.  To the extent permitted by law, the parties to this Agreement waive any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of KPMGCF pursuant to, or the performance by KPMGCF of the services contemplated by, this Agreement.

8.           Dispute Resolution; Jurisdiction.

(a)         Any controversy arising out of or concerning this Agreement shall be determined by arbitration upon the initiation of either party, and shall be settled and conclusively resolved by a single, mutually-acceptable arbitrator who shall be experienced in corporate finance matters (including mergers and acquisitions).  The cost of such arbitrator shall be borne equally by the parties.  The arbitration shall be conducted under the auspices of, and subject to the rules of, the Financial Industry Regulatory Authority (“FINRA”).  If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance with FINRA rules.  The arbitration shall be conducted in New York, New York and the written decision of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction.  If the dispute or controversy between the parties concerns the determination or calculation of fees payable to KPMGCF hereunder, KPMGCF and the Company agree that the amounts in dispute shall be placed in an escrow account upon the consummation of the Transaction (with any amounts not in dispute being paid to KPMGCF at closing) pending the outcome of the arbitration.

(b)         Notwithstanding the provisions of Section 9(a), in the event that the Company files a voluntary petition for relief under the Bankruptcy Code, the parties hereby consent and submit to the exclusive jurisdiction of the Bankruptcy Court for any actions, suits or proceedings arising out of or relating to this Agreement and all matters contemplated hereby and agree not to commence any action, suit or proceeding relating thereto except in such court.

9.           Severability.  If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

10.         Counterparts.  This Agreement may be executed simultaneously in two counterparts, and by the parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.  Any signature delivered by facsimile or electronic mail shall be deemed to be an original signature hereto.

11.         Publicity.  When the Transaction is completed, and subject to compliance with applicable securities laws, KPMGCF may, at its option and expense, place announcements and advertisements or otherwise publicize the Transaction and KPMGCF’s role in it (which may include the reproduction of the Company’s logo) on KPMGCF’s internet website and in such newspapers and periodicals as it may choose stating that KPMGCF has acted as financial advisor to the Company with respect to the Transaction.

12.         Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein.  No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

13.         Attorneys’ Fees.  If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against any other party, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees (including in-house counsel) and court costs.

14.         Indemnification.

(a)         The Company shall defend, indemnify and hold harmless KPMGCF, its affiliates, and their respective directors, officers, members, employees, agents, representatives and controlling persons (KPMGCF and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages, expenses and liabilities (collectively, “Losses”), as incurred, to which such Indemnified Party may become subject, related to or arising out of activities performed by or on behalf of an Indemnified Party pursuant to this Agreement, any transactions contemplated hereby, or the Indemnified Party’s role in connection therewith. The Company shall have no obligation to indemnify and hold harmless an Indemnified Party for any Losses found in a final judgment by a Court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by the Indemnified Party in bad faith or from the Indemnified Party’s gross negligence or willful misconduct in performing the services described.

(b)         Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding, provided that the failure to notify the Company shall not relieve it from any liability under this Agreement except to the extent it has been materially prejudiced by such failure.  The Company may, upon written notice to the Indemnified Party, assume the defense of such claim, action, suit or proceeding, will employ counsel satisfactory to the Indemnified Party to represent the Indemnified Party, and will pay the fees and disbursements of such counsel, as incurred.  Each Indemnified Party shall have the right to retain its own counsel at its own expense.  Notwithstanding the foregoing, the Company shall not have the right to assume the defense of such claim, action, suit or proceeding and shall pay or reimburse as incurred the fees and expenses of not more than one separate law firm per relevant jurisdiction (including local counsel) representing such Indemnified Party if (a) the Company shall have failed to timely assume the defense of such claim, action, suit, or proceeding, or (b) the named parties to any such claim, action, suit, or proceeding (including any impleaded parties) include one or more Indemnified Parties and the Company and the Indemnified Party shall have reasonably concluded that a conflict may arise between the positions of the Indemnified Party and the Company or that there may be legal defenses available to it that are different from or additional to those available to the Company.

(c)         The Company shall not be liable for any settlement of any claim, action, suit, or proceeding without its consent (which consent shall not be unreasonably withheld), but, if settled with its consent or if there be final judgment for a plaintiff in any claim, suit, action, or proceeding, the Company shall defend, indemnify, and hold harmless each Indemnified Party from and against any and all Losses by reason of such settlement or judgment to the extent provided in this Agreement.  Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested the Company to reimburse such Indemnified Party for legal or other expenses in connection with investigating, responding to, or defending any claim, action, suit, or proceeding as contemplated by this Agreement, the Company shall be liable for any settlement of any such claim, action, suit, or proceeding without its consent if (a) such settlement is entered into more than 30 days after receipt by the Company of such request for reimbursement and (b) the Company shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.  The Company shall not, without the Indemnified Party’s prior written consent, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Agreement (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d)         In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a party, the Company agrees to reimburse the Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate KPMGCF at its then-prevailing hourly rates.

15.         Contribution.

If for any reason the indemnification provided in this Agreement is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received or proposed to be received by the Company on one hand and the Indemnified Party on the other hand in connection with services provided by KPMGCF under this Agreement.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, the Company shall contribute to such amount paid or payable by any Indemnified Party to reflect not only the relative benefits but also the relative fault of the Company on the one hand and the Indemnified Parties on the other hand in connection with any actions or omissions or any other matters that result in any such Losses as well as any other relevant equitable considerations.  Relative benefits to the Company, on the one hand, and to an Indemnified Party, on the other hand, shall be deemed to be in the same proportion as (a) the total value of the Transaction or proposed Transaction bears to (b) all fees actually received by KPMGCF under the Agreement.  Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to all Losses shall not exceed the amount of fees actually received by KPMGCF under this Agreement.

16.         Reimbursement of Litigation Expenses.

The Company also agrees to reimburse KPMGCF, its affiliates, and their respective directors, officers, members, employees, agents, representatives and controlling persons for all expenses (including counsel fees and disbursements) as they are incurred by such entity or person in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any action, investigation, suit or proceeding related to or arising out of activities performed by or on behalf of such entity or person pursuant to this Agreement, any transactions contemplated hereby, or its or his role in connection therewith, whether or not such entity or person is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

17.         Limitation of Liability.

The Company also agrees that KPMGCF, its affiliates, and their respective directors, officers, members, employees, agents, representatives and controlling persons shall not be liable (whether directly or indirectly, in contract or tort or otherwise) to the Company or its security holders or creditors, for any matter, cause or thing related to or arising out of the engagement of KPMGCF pursuant to, or the performance by KPMGCF of the services contemplated by, this Agreement, except to the extent that KPMGCF is found in a final judgment by a Court of competent jurisdiction to have acted or failed to act in bad faith or with gross negligence or willful misconduct in performing the services described in this Agreement.

The provisions of Sections 15, 16, 17 and 18 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company. These provisions shall be operative in full force and effect regardless of any termination or expiration of this Agreement.

18.         Successors and Assigns.  The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.  This Agreement may not be assigned without the prior written consent of the nonassigning party.

19.         No Conflict.  KPMGCF has informed you that it is currently providing services to several industry participants, some of which may be competitors of the Company. You agree that the Company and its directors and shareholders will not commence any action, suit or proceeding or make any demand, complaint or claim against KPMGCF, its subsidiaries or affiliates, or their partners, directors, officers, or other personnel during or subsequent to the Engagement Period alleging that KPMGCF was in a conflict of interest by providing services to both the Company and other industry participants.

20.         Member Firms.  KPMGCF may, in its discretion, request that employees of one of its member firms affiliated with KPMG International (“Member Firms”) assist KPMGCF in its performance under this Agreement.  KPMGCF will remain responsible to Company for the conduct of any such Member Firms in connection with the performance of this Agreement.  Company acknowledges that Member Firms are not parties to this Agreement and the obligations set out in this Agreement are intended to be enforceable by Company only against KPMGCF.

21.         Force Majeure.  KPMGCF shall have no liability for delays, failure in performance, or damages due to fire, explosion, lighting, power surges or failures, strikes or labor disputes, water, acts of god, the elements, war, civil disturbances, acts of civil or military authorities, telecommunications failure, fuel or energy shortages, acts or omissions of communications carriers, or other causes beyond KPMGCF’s control whether or not similar to the foregoing.

22.          Intellectual property.  KPMGCF shall retain ownership of the copyright and all other intellectual property rights in the product of KPMGCF’s services performed hereunder, whether oral or tangible, and ownership of KPMGCF’s work papers.  Company shall acquire ownership of any product of the services performed in its tangible form upon payment in full of KPMGCF’s fees and full reimbursement of expenses.  For the purposes of delivering services to Company and other KPMGCF clients, KPMGCF and its related entities shall be entitled to use, develop or share with each other knowledge, experience and skills of general application gained through performing the services hereunder.

This Agreement shall be effective as of June 3, 2009 (the “Effective Date”).

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	President and CEO

MONTICELLO RACEWAY MANAGEMENT INC.

By:	/s/ Ronald Radcliffe
	Name:	Ronald Radcliffe
	Title:	Treasurer and Secretary

KPMG CORPORATE FINANCE LLC

By:	/s/ Lorie R. Beers
	Name:	Lorie R. Beers
	Title:	Managing Director